Exhibit 99.1

Changes to Investment Policies Relating to Investments in Non-U.S. Dollar Denominated Securities Announced

NEW YORK – (BUSINESS WIRE) – May 23, 2007

Western Asset Emerging Markets Floating Rate Fund Inc. (NYSE: EFL), Western Asset Global Partners Income Fund Inc. (NYSE: GDF), Western Asset High Income Fund Inc. (NYSE:HIF) and Western Asset Worldwide Income Fund Inc. (NYSE: SBW) today announced changes, to be effective as of June 1, 2007, to their non-fundamental investment policies relating to the ability to invest in non-U.S. dollar denominated debt.

Under the Funds’ amended investment policies approved by the Boards of Directors, each Fund may invest up to 50% of its total assets in non-U.S. dollar-denominated securities. Previously, SBW had been limited to a maximum of 15% of its assets in non-U.S. dollar-denominated securities, and EFL, GDF and HIF could not invest in them at all.

The management of each Fund recommended to the respective Fund’s Board the revised investment policies. On May 17, 2007, the Boards of the Funds approved this change in order to provide Legg Mason Partners Fund Advisor, LLC, the Funds’ investment manager, and Western Asset Management Company, the Funds’ subadviser (“Western Asset”), greater flexibility in making investment decisions, consistent with the Funds’ investment objectives, after considering the best interests of the Funds’ shareholders based upon management’s advice that the additional ability to invest in non-U.S. dollar-denominated securities presents an opportunity for investors and is an important risk management tool to guard against a U.S. dollar that has declined and may continue to do so in the future.

Investing in non-U.S. dollar-denominated securities involves risks, including the risk that the Fund may be limited in its ability to hedge the value of its non-U.S. dollar-denominated investments against currency fluctuations. As a result, a decline in the value of currencies against the U.S. dollar will result in a corresponding decline in the U.S. dollar value of the Fund’s assets. These declines will, in turn, affect the Fund’s income and net asset value.

The risks of investing in non-U.S. dollar-denominated securities may be heightened to the extent a Fund invests in securities denominated in the local currencies of emerging markets countries. The values of the currencies of emerging markets countries may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Accordingly, a Fund’s exposure to the local currencies of emerging markets countries may result in reduced returns to the Fund.

Each Fund will compute and expects to distribute its income in U.S. dollars, and the computation of income is made on the date that the income is earned by the Fund at the foreign exchange rate in effect on that date. If the value of the non-U.S. currencies in which a Fund receives its income falls relative to the U.S. dollar between the earning of the income and the time at which the Fund converts the foreign currencies to U.S. dollars, the Fund may be required to liquidate securities in order to make distributions if the Fund has insufficient cash in U.S. dollars to meet distribution requirements. The liquidation of investments, if required, may have an adverse impact on a Fund’s performance.

To the extent a Fund invests in non-U.S. dollar-denominated securities, changes in currency exchange rates will affect the value of securities in the Fund’s portfolio and the unrealized appreciation or depreciation of investments. In addition to changes in the value of a Fund’s portfolio investments resulting from currency fluctuations, the Fund may incur costs in connection with conversions between various currencies. Foreign exchange dealers realize a profit based on the difference between the prices at which they are buying and selling various currencies. Thus, a dealer normally will offer to sell a foreign currency to a Fund at one rate, while offering a lesser rate of exchange should the Fund desire immediately to resell that currency to the dealer. Each Fund will conduct its foreign currency exchange transactions either on a spot (i.e., cash) basis at the spot rate prevailing in the foreign currency exchange market, or through entering into forward, futures or options contracts to purchase or sell foreign currencies.

Currency exchange rates may be negatively impacted by rates of inflation, interest rate levels, balance of payments and governmental surpluses or deficits in the emerging markets countries in which a Fund invests. Foreign governments may engage in certain techniques to control the value of their local currencies. Such techniques may include central bank intervention, imposition of regulatory controls or the imposition of taxes that may impact the exchange rates of the local currencies in which the debt securities are denominated. Emerging markets countries may also issue a new currency to replace an existing currency or may devalue their currencies. The liquidity and market values of a Fund’s investments in non-U.S. dollar denominated securities may be impacted by the actions of the governments of the countries in which the Fund invests.

Each Fund may, from time to time, seek to protect the value of some portion or all of its portfolio holdings against currency risks by engaging in currency hedging transactions. Such transactions may include entering into forward currency exchange contracts, currency futures contracts and options on such futures contracts, as well as purchasing put or call options on currencies, in U.S. or foreign markets. Currency hedging involves special risks, including possible default by the other party to the transaction, illiquidity and, to the extent Western Asset’s view as to certain market movements is incorrect, the risk that the use of hedging could result in losses greater than if they had not been used. In addition, in certain countries in which the Funds may invest, currency hedging opportunities may not be available.

Each of the Funds is a closed-end investment company managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and sub-advised by Western Asset Management Company, an affiliate of the investment manager.

For more information on the Funds, please contact our Investor Relations Group at 1-888-777-0102 or consult the Funds’ web site at www.leggmason.com/InvestorServices.

Symbols: NYSE: EFL, GDF, HIF and SBW

Contact:

Legg Mason & Co., LLC

Brenda Grandell

Director, Closed-End Funds

212-291-3775